Exhibit 99.01

TECH PACIFIC ACQUISITION Conference Call Script Monday, September 27, 2004, 8:00 a.m. PT FINAL

Ria Carlson

Good morning everyone and thank you for joining our acquisition report. Please note that today’s call is accompanied by presentation slides, which can be found along with the news release at the investor relations section of the Ingram Micro website at www.ingrammicro.com.

Before we get started, I have a safe harbor announcement. During today’s discussion, we will make statements that are forward-looking. These forward-looking statements, and all other statements made on this call that are not historical facts, are subject to a number of risks and uncertainties. For more information on risk factors that could cause actual results to differ materially, please refer to today’s news release and documents filed with the Securities and Exchange Commission, specifically Exhibit 99.01 to Form 10-K for the period ended January 3, 2004.

Also, please note that all financial information for Tech Pacific is based on Australian generally accepted accounting principles, which differs from U.S. generally accepted accounting principles. We do not expect those differences to be significant. Although Tech Pacific’s historical financial statements in accordance with U.S. GAAP are not yet available, this information will be filed after the close of the transaction.

This conference call is the property of Ingram Micro and may not be recorded or re-broadcast without specific written permission from the company. The presentation slides and a replay of the call will be available for one week on the company’s website at ingrammicro.com or by calling (800) 678-3180.

Now, I’d like to turn the call over to Ingram Micro’s chairman and chief executive officer, Kent Foster. Kent...

Kent Foster

Good morning, everyone. I’d to thank all of you for joining us this morning. Obviously, you’ve had very little notice and we do appreciate your attendance. With me today are presidents Greg Spierkel and Kevin Murai, as well as Tom Madden, our CFO.

This morning, we announced a transaction that gives us a leap forward in the strengthening of our Asia Pacific region. I will be giving you more details on the transaction and its strategic benefits. Tom will follow me with the financial summary and Greg will complete our formal remarks with a discussion of the integration and operational plans. We’ll then take your questions.

As many of you know, we are true believers in the potential of the Asia Pacific market. We made the first major investment in the region in 1997 and today we’re the only global IT distributor with operations in Asia. As you can see in slide 3, IDC has forecasted strong IT spending growth in the region through 2008 and China and India are two of the most rapidly growing markets in the world. Anyone who has visited those emerging markets can feel the booming energy, and IT is an essential ingredient in the region’s development.

In addition to the region’s growth, what makes Asia Pacific even more attractive is the complement of mature markets that add stability and balance to the region. This acquisition helps us capture and strengthen that balance. Ingram Micro will become the leading distributor in the stable markets of Australia, New Zealand and Singapore as well as the high-growth market of India, where we already have a strong presence.

Our business in Asia Pacific has required investment and hard work. Through the dedication of our associates in the region, we’ve been turning around our operating losses this year by carefully managing top-line growth in favor of healthier operating margins. In our last conference call, we said it might take some time for the region to reach its full potential. With this acquisition, our timeline has significantly accelerated. By next year, we expect this region to become a solid performer, with operating margins approaching those currently in our other regions.

Our acquisition partner, Tech Pacific, has a strong track record. Sales growth has outperformed the overall market, and every country-based business unit generated an operating profit last year. Its sales for 2003, at Australian $3.1 billion, were similar to those of our Asia Pacific region. Tech Pacific, however, delivered an operating margin of approximately 200 basis points, while we operated at a loss. I credit their skilled management team for these financial achievements, and I’m pleased that those responsible for this performance will now become part of the Ingram Micro team.

This acquisition clearly supports our Asia Pacific strategy. I’ll take a moment to share the key strategic benefits, which are found on slide 4.

  First, Ingram Micro Asia Pacific will roughly double in size in terms of revenues, becoming the region’s largest IT distributor. We will be the market leader in Australia, India, New Zealand, Malaysia, Hong Kong and Singapore, and have a significant presence in Thailand and China. As I explained previously, this is a solid balance of the region’s fastest growing markets and its more mature, stable markets, which are still growing at a steady pace.

  Profitability for the region will improve significantly, favorably affecting the regional operating margins for fiscal year 2005. As I mentioned earlier, we expect operating margins to approach the existing levels experienced by our other regions.

  Our leadership team will also significantly strengthen. Alain Monie, our regional president, will continue to lead the region, but Tech Pacific’s management will be retained, adding depth and expertise to our existing team. Greg will give greater detail on this later in the call.

  We’re confident that the transaction will benefit our customers and vendors. The combined entity will have an unparalleled product portfolio, spanning systems, networking, peripherals, software, components, consumer electronics and telecommunications.

  And, we expect that the transaction will be accretive to earnings for 2005. As you know, our top strategic priority is to grow profitably, and this investment clearly helps us achieve this goal.

We’re confident that this transaction enhances the strength of our Asia Pacific business and provides a strong platform for profitable growth going forward. As I look to the future, I see powerful locomotives throughout the world – all of them headed toward increased value for our shareowners. We have a strong engine in North America and another in Europe. Now, Asia Pacific will be pulling for the Ingram Micro team.

I’ll now turn the call to Tom for a financial summary of the transaction.

Tom Madden

Thank you, Kent. As Ria mentioned earlier, all Tech Pacific financial information was prepared in accordance with Australian generally accepted accounting principles. Although Australian GAAP differs from the U.S. principles, we do not expect those differences to be significant – except, of course, that the financial information will be stated in U.S. dollars.

The transaction summary is on slide 5. The total purchase price is 700 million in Australian dollars, or approximately 493 million in US dollars, which will be satisfied through a combination of cash and the assumption of Tech Pacific debt. We will initially fund the transaction with available cash on hand or from existing financial capacity. We expect to close by the end of the year, subject to customary closing conditions.

As Kent mentioned earlier, we expect the transaction to be accretive for fiscal year 2005. We expect cost and operational synergies, offset by some revenue losses due to market overlap in certain countries.

I know many of you are interested in the specific financial impact on earnings, but we’re unable to provide a great deal of detail at this time. At the close of the transaction, we will provide estimates that will take into account several factors, such as: cost synergies and operational efficiencies, integration costs and timing, financing costs, and the impact of revenue overlap.

Based on these variables, our best view of 2005 EPS accretion at this point is approaching 10 cents per share.

To give you a sense of the financial benefits, take a look at the revenue chart on slide 6. In addition to Tech Pacific’s solid top-line growth, operating margins in 2003 were about 2% of revenues, as Kent mentioned earlier. We expect those operating margins to remain consistent for 2004. Tech Pacific has done a remarkable job of delivering strong returns in challenging markets.

I’d like to close my remarks by expressing my enthusiasm for this transaction. Tech Pacific is a financially solid and extremely well managed company. The acquisition enhances our strength in the region and is a key step toward our goal of being a profit leader around the world.

I’d now like to turn the call over to Greg Spierkel, who will comment on the operations and integration. Greg…

Greg Spierkel

Thanks Tom.

As you can imagine, I share in my colleagues’ enthusiasm for this deal. I’ve been involved in this transaction every step of the way, and I look forward to seeing the Asia Pacific region become one of Ingram Micro’s star performers.

I’ll start my remarks with a quick operational overview of the two companies, which you can find on slides 7 and 8. The companies are similar in size in terms of revenues and number of employees. The key geographic difference is Ingram Micro’s presence in China, which has been an investment area for us. This transaction gives us a strong presence in most of the major countries in the region.

The combined organization’s geographic reach, strong relationships and extensive product offering will be beneficial to our customers and vendors. Ingram Micro has global relationships with many vendors and, as a result, offers a greater breadth of products than Tech Pacific. This means Tech Pacific’s existing customers will now have access to a richer portfolio.

In addition, the product mix for the two companies is complementary. Both are strong in systems, peripherals, networking, consumer electronics and telecommunications in some markets, but not others. The combination presents opportunities to improve the collective coverage. Region-wide, Ingram Micro has a large components business, while Tech Pacific has more robust software and services offerings. Together, the portfolio is unparalleled in the region. We believe this will be a strong selling point for the new company in the future.

For vendors, the combination significantly enhances their reach into new geographies and customer segments. We’re confident that the organization will offer vendors the equivalent level of service that they currently receive from our operations in North America and Europe. Both vendors and resellers will benefit from the combined company’s enhanced sales and marketing efforts. Sales strategies will include a variety of in-bound and out-bound initiatives, ranging from the more traditional sales force and call centers to e-commerce and telemarketing. Tech Pacific has a rich marketing function that will be employed throughout the organization. In some markets, brand management is offered on a stand-alone basis and has a significant impact on profitability.

Both Tech Pacific and Ingram Micro excel in logistics and execution. We both operate efficient distribution centers that get product to market in the most effective means possible. At Tech Pacific, some business units leveraged this expertise to create an outsourced logistics function for the vendor community. This is similar to our Ingram Micro Logistics division in North America, and we expect to expand it to other countries in the region.

The glue that holds Tech Pacific’s operations together is a highly skilled, seasoned management team. I’m pleased that we are able to retain Shailendra Gupta, the CEO, and Guy Freeland, the CFO, who will have important permanent positions with the combined organization. Alain Monie will remain president of the Asia Pacific region. Many of you met Alain at our analyst day earlier this year. He brings more than 30 years of experience in running operations throughout the world for some of the most renowned international companies. He’s been adding horsepower to the existing management team since he took the reins of the region early this year. Adding Tech Pacific’s management line-up to our existing team will help him significantly strengthen the region’s leadership.

Shailendra and Guy will have important roles in the integration of our two companies. We have already begun the planning process and we expect integration to begin following the close of the transaction. The integration process will probably continue for most of next year, realizing cost synergies over time.

As you saw in our announcement, there is some overlap between the two companies. We operate in the same markets, with the exception of China and a couple of small southeast-Asian countries, so we expect to gain some efficiencies in our distribution network and sales functions. As Tom mentioned earlier, there also is some market overlap in certain countries, so we expect to have a modest fall-off in sales after the transaction closes. We also plan to integrate IT systems so we are on a common information platform. Integration planning has already begun, and we will share specific actions upon the close of the transaction. Some of our company’s best project managers, who were instrumental in the success of our recent profit-enhancement program, are leading the integration efforts.

One thing is certain. We will follow a careful approach, as you have come to expect from us based on other major initiatives. Our objective is to find the optimal infrastructure – one that will help us maximize profitable growth.

And with that, I will send it back to Kent for closing comments and questions.

Kent Foster

Thank you, Greg. I want to personally thank you and your team for the hard work and perseverance that brought us to this point. I believe this transaction will prove to be a significant point in our company’s history, and you and your team should be proud of this achievement.

Greg, Kevin, Tom and I will now take your questions.

Q&A

Kent Foster

I want to reiterate our excitement in joining forces with a proven leader in the Asia Pacific region. Both companies are admired as trusted business partners and strong competitors. Together, we are powerfully equipped to provide enhanced value for our customers, vendors, associates and shareholders. Thank you for joining us today.

Ria Carlson

That concludes our call. A replay is available until October 4 at (800) 678-3180 in the United States and Canada or (402) 220-3063 internationally, and also at the Ingram Micro website. Thanks again.